Cytomedix, Inc.

209 Perry Parkway, Suite 7 Gaithersburg, MD 20877

Ph: (240) 499-2680 Fax: (240) 499-2690

www.cytomedix.com

March 30, 2013

Steven A. Shallcross

11020 Lance Lane

Oakton, VA 22124

Re:	Cytomedix, Inc. (the “Company”) – Employment Letter

Dear Steven:

On behalf of the Company, I am pleased to offer you the position of Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company and the following compensation and other benefits on the terms and conditions set forth in this letter of Agreement and Exhibit A attached hereto and incorporated herein (the “Agreement”).

Subject to the terms and conditions herein, the Company agrees to employ you as Executive Vice President, Chief Financial Officer, Secretary and Treasurer, based in and around the Gaithersburg, MD area. By your acceptance of this Agreement, you accept employment in those capacities commencing as of May 10, 2013 (the “Effective Date”). In those capacities, you shall report to the Company’s Chief Executive Officer and shall have such reporting relationships to the Audit Committee and the Board of Directors as are required by and set forth in the Company’s Bylaws, and rules and regulations applicable to the Company. You shall have the powers, responsibilities, restrictions and authorities as are assigned to you by the Chief Executive Officer and/or the Board of Directors and shall devote your full working time and efforts to the best of your ability, experience and talent to the performance of services, duties and responsibilities as the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer.

You also agree to provide the services set forth hereunder on a full-time basis and to devote all necessary time and attention to the furtherance of the business and interests of the Company, and to perform your duties set forth herein diligently and promptly for the benefit of Company, strictly and faithfully upholding the Company's policies. During your employment hereunder, you shall not, without prior written consent of the Board, undertake or accept any other additional paid or unpaid employment, occupation or services as a consultant or otherwise, or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits, including without limitation, any academic occupation except for strictly de minimis non-commercial or non-business activities, which do not affect the adequate performance of your obligations hereunder. Notwithstanding the above, you may serve on outside public or private company boards. The Company acknowledges that any current outside activities have been disclosed.

You agree to comply with all personnel policies and procedures of the Company as the same now exist or may be hereafter implemented by the Company from time to time, including those policies contained in the Company’s employee manual or handbook which sets forth policies and procedures generally for employees of the Company to the extent not inconsistent with this Agreement.

Shallcross, Steven

Letter of Employment

March 30, 2013

Your term of employment shall commence as of the Effective Date and continue until terminated by you or by the Company in accordance with the notice provisions provided herein. Your employment with the Company will be “at will” and shall not be for any specific term and may be terminated by you or the Company at any time.

You shall receive a base salary (“Base Salary”) at the rate of $290,000 per annum during the term of your employment. The Board shall review your annual Base Salary for potential increase each year. Any increase in Base Salary which has been approved by the Board shall constitute “Base Salary” hereunder. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required under applicable rules and regulations.

In the event your employment hereunder is terminated by the Company without Cause, as defined herein, for any reason and in the Company’s sole and absolute discretion, you shall be entitled to receive and the Company shall pay you an amount equal to the one half (1/2) of your Base Salary at an annual rate in effect immediately prior to the date of the termination of your employment) on the same schedule and in the same manner as such payments would have been made in the absence of your termination, for a period of six (6) months, and medical and dental benefits for a period of twelve (12) months, provided you execute a release of claims customary in connection with terminations of this nature. For purposes of this Agreement, “Cause” shall mean: (i) the conviction of employee of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the employee, which act or acts constitute a felony (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate); (ii) refused without proper reason to perform the duties and responsibilities required of him hereunder: or (iii) willfully engaged in conduct that is, in the Board's determination, materially injurious to Company or its affiliates (monetarily or otherwise). A determination that Cause exists as defined in clauses (i), (ii), or (iii) above of the preceding sentence shall be made by at least a majority of the members of the Board of Directors. Furthermore, the foregoing events or conditions will not constitute Cause unless Company provides Employee with written notice of the event or condition and fifteen (15) days to cure such event or condition (if curable) and the event or condition is not cured within such 15-day period.

In the event your employment hereunder is terminated by the Company with Cause, the Company shall pay all amounts then due to you under the Base Salary and the Annual Bonus provisions of this Agreement for any portion of the payroll period worked and/or any amounts earned but for which payment had not yet been made up to the date of termination, any unreimbursed business expenses and any amounts to which you are entitled under the Company’s benefit plans in accordance with their terms, and, then the Company shall have no further obligations to you under this Agreement.

In the event of your termination of employment with the Company by you during a period of twelve (12) months following a “Change in Control”, as defined herein, you shall be entitled to receive and the Company shall pay you an amount equal to 100% of your Base Salary at an annual rate in effect immediately prior to the date of the termination of your employment on the same schedule and in the same manner as such payments would have been made in the absence of your termination, and medical and denial benefits for a period of twelve (12) months. In addition, in the event of your termination for Change in Control, any unvested grants under the Company's Long-Term Incentive Plan, or any successor plan thereto, shall immediately become vested and non-forfeitable. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following circumstances after the date hereof: (i) any “person” (as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding voting securities; (ii) the Company is a parry to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Company’s Board of Directors (“Board”) in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any twelve (12) month period, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

Shallcross, Steven

Letter of Employment

March 30, 2013

Upon the conclusion of each Fiscal Year during the term of your employment, provided that the applicable Evaluation Criteria, as defined herein, has been attained, you shall be entitled to receive an annual bonus in the amount of 40% of your Base Salary for the Fiscal Year for which the annual bonus is to be determined (the “Annual Bonus”). The “Fiscal Year” is the period beginning on each January 1 and ending on the following December 31. In order for you to receive the Annual Bonus, the Evaluation Criteria as established by the Compensation Committee of the Board of Directors, in consultation with the Company's Chief Executive Officer, for each respective Fiscal Year must be satisfied, such that the 80% portion of the Annual Bonus, if any, shall be based upon the corporate financial performance during any given fiscal year as determined and set forth by the Board of Directors and the remaining 20% - upon your individual performance goals. The Annual Bonus, if any, shall be paid to you in a lump sum, cash amount, during the ninety (90) day period following the end of the Fiscal Year to which the Annual Bonus relates. If, before the end of a Fiscal Year, your employment with the Company is terminated by the Company without cause, you shall be entitled to receive a pro rata portion of the Annual Bonus that would have been earned, if any, if you had remained employed until the last day of the Fiscal Year, such pro rata portion to be determined based upon the date of your termination of employment. If your employment with the Company is terminated for any other reason before the end of a Fiscal Year, you will not have any right to receive an Annual Bonus, or any portion thereof, for such Fiscal Year.

Immediately upon execution of this Agreement, you shall receive options under the Company’s Long Term Incentive Plan to purchase 600,000 shares of the Company’s common stock (the “Option Award”) at an exercise price equal to the closing sale price of the common stock on the date the Company and you execute this Employment Letter. The options shall vest in equal installments of 200,000 options at each 12 month anniversary of the Board of Director’s approval of the Option Award, i.e. 200,000 options to vest on March 30, 2014, 200,000 options - on March 30, 2015 and the remaining 200,000 options - on March 30. 2016, with any subsequent annual grants to be determined by the Board of Directors in its sole discretion. The Option Award shall be evidenced by a separate agreement between the Company and you, in form substantially similar to that presently used by the Company, the terms of which will exclusively govern the Option Award.

The Company shall pay or reimburse all reasonable travel and entertainment expenses incurred by you in connection with the performance of your duties under this Agreement, including such travel as may be required or appropriate in your discretion, consistent with duly approved Company budgets, to fulfill the responsibilities of your office, all in accordance with such policies and procedures as the Company may from time to time establish for senior officers and as required to preserve any deductions for federal income taxation purposes to which the Company may be entitled and subject to the Company’s normal requirements with respect to reporting and documentation of such expenses.

You will be eligible for medical, dental, life, and disability insurance, participation in the Company’s 401 (k) plan, and other benefits available to all full-time employees, subject to any applicable length of employment requirements. You will also be entitled to four (4) weeks per each calendar year of paid vacation in each calendar year, which may be taken at such times as are consistent with your responsibilities hereunder.

Shallcross, Steven

Letter of Employment

March 30, 2013

This Agreement, including the attached Exhibit A, contains the entire understanding among the parties hereto and supersedes in all respects any prior or other agreement or understanding among the parties with respect to your employment. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

You hereby represent and warrant to the Company that to the best of your knowledge: (i) the execution, delivery and performance of this Agreement by you do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (ii) you are not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of you, enforceable in accordance with its terms. You hereby acknowledge and represent that you fully understand the terms and conditions contained herein.

Each party hereto shall be solely responsible for any and all legal fees incurred by him or it in connection with this Agreement, including the enforcement of this Agreement. This Agreement may only be amended by written agreement of the parties hereto.

This Agreement shall be governed by and construed under the laws of the State of Delaware.

By your signature below, you agree that this Agreement, including Exhibit A, shall be binding upon and inure to the benefit of your heirs and representatives and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or business of the Company.

*****************************

Very truly yours,

CYTOMEDIX, INC.

/s/ Martin P. Rosendale
By: Martin P. Rosendale, CEO
Date: 3-30-2013

I have read and hereby accept the terms of this Agreement.

/s/ Steven Shallcross
Steven Shallcross

Date: 3/30/13

Exhibit A

Addendum to the Employment Letter

In connection with the Agreement, Mr. Steven Shallcross (“Employee”) hereby agrees as follows:

(a)             Confidentiality. The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its affiliates. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its affiliates. The Employee acknowledges that the proprietary information, observations and data that will be obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company. By reason of him being a senior executive of the Company, the Executive has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend throughout the United States. Employee shall not. without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information. For purposes of this Exhibit A, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (hereinafter referred to as the “Protected Group”) or the Company's existing or potential customers. Confidential Information does not include information which: (i) becomes generally available to the public, unless said Confidential Information was disclosed in violation of a confidentiality agreement; or (ii) becomes available to Executive on a non-confidential basis from a source other than the Company or its agents, provided that such source is not bound by a confidentiality agreement with the Company.

(b)             Non -competition. During the period of Employee's employment hereunder and twelve (12) months thereafter (“Non-Competition Period”), the Employee shall not. within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services), or within a 50-mile radius of any such state or foreign jurisdiction, directly or indirectly own any interest in. manage, control, participate in. consult with, render services for. or in any manner engage in any Business Engaged In by the Company, as defined herein, (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing). The term “Business Engaged In by the Company" shall mean any person or entity engaged in (i) the use of products or technology similar to the Company’s platelet rich plasma platform technology, including the Angel® Whole Blood Separation System and the AutoloGelTM System as well as the ALDH bright cell-based therapies, (ii) any use of products or technology competitive with those which the Company is actively developing during the Term, or (iii) the direct competition with either (i) or (ii) above. Investments in less than 5% of the outstanding securities of any class of a corporation subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section.

Shallcross, Steven

Letter of Employment

March 30, 2013

Employee and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Employee agrees that any breach of the covenants contained in this Exhibit A would irreparably injure the Company. Accordingly, Employee agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Employee from any court having jurisdiction over the matter restraining any further violation of this Agreement by Employee.

(c)             Non-disparagement. Employee agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Protected Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Protected Group. The Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Employee.

(d)             Non-solicitation. Employee agrees that for the term of his employment with the Company and for the period of twelve (12) months after the termination of Employee’s employment with the Company, he shall not, except with the prior written consent of the Company signed by the CEO, solicit, any persons or entities who are members of the Company as of the date of this Agreement or any persons or entities who hereafter become members of the Company.

I have read and hereby accept the terms of this Exhibit A.

/s/ Steven Shallcross
Steven Shallcross

Date: 3/30/13